Exhibit 3.9

State of Delaware Secretary of State Division of Corporations Delivered 08:01 PM 08/22/2012 FILED 08:01 PM 08/22/2012 SRV 120962808 - 2900013 FILE

VIRAL GENETICS, INC.

CERTIFICATE OF AMENDMENT TO

THE CERTIFICATE OF DESIGNATION

OF SERIES A PREFERRED STOCK

(Pursuant to Section 151 of the Delaware General Corporation Law)

AUGUST 16, 2012

Viral Genetics, Inc., a Delaware corporation (the "Corporation"), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation (the "Board of Directors") by Article Four of the Corporation's Certificate of Incorporation (the "Certificate of Incorporation”) and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, the following resolution was duly adopted by the Board of Directors on August 16, 2012;

RESOLVED, that Paragraph 7 "No Reissuance of Series A Preferred Stock” of the Certificate of Designation of Series A Preferred stock dated April 28, 2009, be and it hereby is, deleted in its entirety.

RESOLVED, that the Series A Preferred Shares shall consist of up to 10,000,000 shares.

IN WITNESS WHEREOF, the undersigned have hereunto set his hand as of the 16th day of August 2012.

/s/ Haig Keledjian	/s/ Arthur Keledjian
Haig Keledjian	Arthur Keledjian